EXHIBIT 99.1

For Immediate Release

Contact:	Claire M. Chadwick
SVP and Chief Financial Officer
630 Godwin Avenue
Midland Park, NJ 07432
201- 444-7100

PRESS RELEASE

Stewardship Financial Corporation Reports
Results for the Second Quarter of 2010

Midland Park, NJ – August 16, 2010 – Stewardship Financial Corporation (NASDAQ:SSFN), parent of Atlantic Stewardship Bank, reported a net loss for the three months ended June 30, 2010 of $1.1 million, or $0.21 per diluted common share, as compared to net income of $780,000, or $0.11 per diluted common share, for the three months ended June 30, 2009.  For the six months ended June 30, 2010, the Corporation reported a net loss of $194,000, or $0.08 per diluted common share, compared to net income of $2.0 million, or $0.30 per diluted common share for the corresponding six month period in 2009.  The second quarter results were negatively impacted by a much larger than normal loan loss provision reflecting an increase in nonperforming loans.  All per share calculations have been adjusted for a 5% stock dividend paid in November 2009.
The Corporation recorded a $4.705 million provision for loan losses for the three months ended June 30, 2010 bringing the year to date provision for loan losses to $6.255 million.  These amounts compare to provision for loan losses of $1.025 million and $1.175 million for the three and six month periods ended June 30, 2009, respectively.  Paul Van Ostenbridge, Stewardship Financial Corporation’s President and Chief Executive Officer stated, “The

Press Release - Midland Park NJ
Stewardship Financial Corporation continued	August 16, 2010

increased loan loss provision reflects appropriate and careful monitoring of the loan portfolio and, in light of the current weak economic environment, the increase in provision for loan losses was prudent.”  When determining the appropriate amount of the allowance for loan losses at a particular date, the Corporation considers a number of factors including past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions and other factors.  The total allowance for loan losses increased to 1.91% of total loans from a comparable ratio of 1.50% at December 31, 2009 and 1.44% at June 30, 2009.
Nonperforming loans totaled $26.9 million, or 5.88% of total loans at June 30, 2010, an increase from $22.3 million, or 4.83% at March 31, 2010.  With respect to the problem loans, Van Ostenbridge commented, “Nonperforming loans remain a challenge.”  Van Ostenbridge continued, “We are being diligent in identifying and dealing with problem credits and we remain focused on mitigating future losses in our portfolio.  We recognize there is still work to do and reducing nonperforming assets remains a key priority for the remainder of 2010.  We are, however, cautiously optimistic as we saw a reduction in the level of loans past due 30-89 days which totaled $4.0 million at the end of June – a significant decline from $9.7 million at the end of March.”
Net interest income for the three and six months ended June 30, 2010 showed increases of $103,000 and $684,000, respectively, when compared to the prior year periods.  For the three months ended June 30, 2010, the net interest spread and margin of 3.48% and 3.84%, respectively, were comparable to 3.45% and 3.89%, respectively, for the three months ended June 30, 2009.  The reported net interest spread and margin for the six months ended June 30, 2010 of 3.61% and 3.96%, respectively, show improvement when compared to the net

Press Release - Midland Park NJ
Stewardship Financial Corporation continued	August 16, 2010

interest spread and margin of 3.44% and 3.88%, respectively, for the six months ended June 30, 2009.  The current period net interest spreads and margins reflect lower yields on earning assets offset by a reduction in the cost of liabilities.  The lower yield on earning assets for the current year periods shows the effects of the prolonged low interest rate environment.  Lower funding costs, principally explained by the repricing of deposits at the current lower rates, offset the impact of the lower yield and helped maintain the net interest margin.
For the current year periods, nearly all categories of noninterest income showed improvement.  The increase in fees and service charges is partially the result of higher debit card related income due to increased customer usage.  Gain on calls and sales of securities of $474,000 and $802,000 were realized for the three and six months ended June 30, 2010, respectively.  In connection with continuing efforts to manage the risk profile of the securities portfolio and overall balance sheet, sales of securities were a proactive step to address the anticipated impact of rising interest rates and provided the Corporation with additional liquidity.
FDIC insurance expense for the prior year three and six month periods included an additional $300,000 for the special assessment imposed on all FDIC-insured depository institutions.
Total assets at June 30, 2010 were $674.9 million, a slight increase from assets of $663.8 million at December 31, 2009.  The composition of the balance sheet at June 30, 2010 reflects an emphasis on maintaining strong liquidity.
Total deposits were $561.2 million at June 30, 2010, representing solid growth of $31.3 million when compared to deposits of $529.9 million at December 31, 2009.  The growth in deposits consisted of both interest-bearing and non-interest bearing accounts, demonstrating appropriate product offerings.  As a result of the deposit growth, other borrowings were reduced $18.6 million since December 31, 2009.

Press Release - Midland Park NJ
Stewardship Financial Corporation continued	August 16, 2010

Van Ostenbridge concluded, “We are operating in a fragile economy and challenging credit environment.  While the elevated loan loss provision has a negative impact on current year earnings, we believe that the actions taken to identify and manage credit risk in our portfolio has significantly strengthened the balance sheet and positioned the company for earnings improvement in the future.  We recognize that improving asset quality will lead to a more consistent level of profitability for the future.  Our capital position, nevertheless, remains solid with all capital ratios exceeding the regulatory amount needed to be considered ‘well capitalized’.”
Stewardship Financial Corporation’s subsidiary, the Atlantic Stewardship Bank, has 13 banking offices in Midland Park, Hawthorne (2), Montville, North Haledon, Pequannock, Ridgewood, Waldwick, Wayne (3), Westwood and Wyckoff, New Jersey.  The bank is known for tithing 10% of its pre-tax profits to Christian and local charities.  The Bank’s Tithe amounts to over $7.0 million in total donations since the program began.
We invite you to visit our website at www.asbnow.com for additional information.

The information disclosed in this document contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” and “potential.”  Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of the Corporation that are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include: changes in general, economic and market conditions, legislative and regulatory conditions, or the development of an interest rate environment that adversely affects the Corporation’s interest rate spread or other income anticipated from operations and investments.

Stewardship Financial Corporation
Selected Consolidated Financial Information
(dollars in thousands, except per share amounts)
(unaudited)

	June 30,	March 31,	December 31,	June 30,
	2010	2010	2009	2009

Selected Financial Condition Data:
Cash and cash equivalents	$19,452	$12,196	$8,871	$11,401
Securities available for sale	116,009	93,926	103,026	87,728
Securities held to maturity	56,836	70,758	67,717	74,756
FHLB Stock	2,497	2,390	3,227	2,538
Loans receivable:
Loans receivable, gross	458,102	461,877	460,476	440,434
Allowance for loan losses	(8,745)	(8,174)	(6,920)	(6,342)
Other, net	(350)	(422)	(437)	(425)
Loans receivable, net	449,007	453,281	453,119	433,667

Loans held for sale	3,059	2,724	660	6,379
Other assets	28,050	26,951	27,224	22,858
Total assets	$674,910	$662,226	$663,844	$639,327

Deposits:
Total deposits	$561,183	$542,930	$529,930	$518,500
Other borrowings	36,000	36,000	54,600	39,300
Subordinated debentures	7,217	7,217	7,217	7,217
Securities sold under agreements to repurchase	15,400	15,399	15,396	15,163
Other liabilities	2,412	6,677	3,190	5,943
Stockholders' equity	52,698	54,003	53,511	53,204
Total liabilities and stockholders' equity	$674,910	$662,226	$663,844	$639,327

Book value per common share	$7.39	$7.57	$7.50	$7.46

Equity to assets	7.81%	8.15%	8.06%	8.32%

Asset Quality Data:
Nonaccrual loans	$25,712	$19,525	$19,656	$11,533
Loans past due 90 days or more and accruing	-	-	415	-
Restructured loans	1,210	2,775	2,846	2,460
Total nonperforming loans	$26,922	$22,300	$22,917	$13,993

Non-performing loans to total loans	5.88%	4.83%	4.98%	3.18%
Non-performing loans to total assets	3.99%	3.37%	3.45%	2.19%
Allowance for loan losses to nonperforming loans	32.48%	36.65%	30.20%	45.32%
Allowance for loan losses to total gross loans	1.91%	1.77%	1.50%	1.44%

All share data has been restated to include the effects of a 5% stock dividend paid in November 2009.

Stewardship Financial Corporation
Selected Consolidated Financial Information
(dollars in thousands, except per share amounts)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2010	2009	2010	2009
Selected Operating Data:
Interest income	$8,201	$8,542	$16,696	$17,015
Interest expense	2,278	2,722	4,594	5,597
Net interest and dividend income	5,923	5,820	12,102	11,418
Provision for loan losses	4,705	1,025	6,255	1,175
Net interest and dividend income
after provision for loan losses	1,218	4,795	5,847	10,243
Non-interest income:
Fees and service charges	503	474	972	870
Bank owned life insurance	81	76	167	159
Gain on sales of mortgage loans	66	73	121	84
Gain on calls and sales of securities	474	214	802	253
Merchant processing	-	-	-	118
Other	123	112	196	172
Total noninterest income	1,247	949	2,258	1,656
Non-interest expenses:
Salaries and employee benefits	1,948	2,077	4,074	4,136
Occupancy, net	481	473	970	945
Equipment	277	253	586	518
Data processing	327	277	652	582
FDIC insurance premium	237	519	461	689
Merchant processing	-	-	-	108
Other	901	1,085	1,852	2,114
Total noninterest expenses	4,171	4,684	8,595	9,092
(Loss) income before income taxes	(1,706)	1,060	(490)	2,807
Income tax (benefit) expense	(641)	280	(296)	840
Net (loss) income	(1,065)	780	(194)	1,967
Dividends on preferred stock	138	137	275	229
Net (loss) income available to common stockholders	$(1,203)	$643	$(469)	$1,738

Weighted avg. no. of diluted common shares	5,842,366	5,835,785	5,841,176	5,835,434
Diluted (loss) earnings per common share	$(0.21)	$0.11	$(0.08)	$0.30

Return on average common equity	-8.87%	4.78%	-1.74%	6.78%

Return on average assets	-0.64%	0.49%	-0.06%	0.62%

Yield on average interest-earning assets	5.28%	5.67%	5.43%	5.74%
Cost of average interest-bearing liabilities	1.80%	2.22%	1.82%	2.30%
Net interest rate spread	3.48%	3.45%	3.61%	3.44%

Net interest margin	3.84%	3.89%	3.96%	3.88%

All share data has been restated to include the effects of a 5% stock dividend paid in November 2009.